EXHIBIT 4.17
SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 30, 2026, among SM Energy Company, a Delaware corporation (the “Parent”), the Guarantors (as defined in the Indenture referred to herein) and Computershare Trust Company, N.A., as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, Civitas Resources, Inc. (f/k/a Bonanza Creek Energy, Inc.), a Delaware corporation (the “Company”) and the guarantors party thereto and the Trustee entered into an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of June 29, 2023, providing for the issuance of the Company’s 8.750% Senior Notes due 2031 (the “Notes”);

WHEREAS, the Parent and the Company are party to the Agreement and Plan of Merger, dated November 2, 2025, by and among the Parent, the Company, and Cars Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Parent (“Merger Sub”) (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “First Company Merger”);

WHEREAS, immediately following the First Company Merger, the Company will merge with and into the Parent, with the Parent continuing as the surviving entity (the “Second Company Merger” and, the time the Second Company Merger becomes effective being the “Second Effective Time”);

WHEREAS, pursuant to Section 5. 01(a) of the Indenture, the Parent is required to enter into a supplemental indenture in connection with the Second Company Merger to assume all of the obligations of the Company under the Notes and the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent, the Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO ASSUME. The Parent hereby agrees to assume all the obligations of the Company under the Notes and the Indenture effective as of the Second Effective Time.

3.    NO RECOURSE AGAINST OTHERS. No director, manager, officer, member, employee, incorporator or other owner of Capital Stock of the Parent or any Guarantor, as such, will have any liability for any obligations of the Parent or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.    NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5.             COUNTERPARTS. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

6.             EFFECT OF HEADINGS. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

7.             THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent and the Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	January 30, 2026

SM ENERGY COMPANY

By:	/s/ A. WADE PURSELL
Name: A. Wade Pursell
Title: Executive Vice President, Chief Financial
Officer and Treasurer

Signature Page to Second Supplemental Indenture (2031 Notes)

7N, LLC
8 NORTH, LLC
COLLEGIATE HOLDINGS LLC
AXIS EXPLORATION, LLC
BONANZA CREEK ENERGY OPERATING COMPANY, LLC
CIVITAS DE BASIN HOLDINGS, LLC
CIVITAS DE BASIN HOLDINGS II, LLC
CIVITAS DE BASIN MIDSTREAM, LLC
CIVITAS DE BASIN MINERALS, LP
CIVITAS DE BASIN MINERALS II, LLC
CIVITAS DE BASIN NM HOLDINGS, LLC
CIVITAS DE BASIN NM MINERALS, LLC
CIVITAS DE BASIN RESOURCES, LLC
CIVITAS DE BASIN RESOURCES II, LLC
CIVITAS MID BASIN ENERGY, LLC
CIVITAS MID BASIN ENERGY B, LLC
CIVITAS PERMIAN OPERATING, LLC
CIVITAS NORTH, LLC
CRESTONE PEAK RESOURCES ACQUISITION COMPANY I LLC
CRESTONE PEAK RESOURCES GP INC.
CRESTONE PEAK RESOURCES LLC
CRESTONE PEAK RESOURCES HOLDINGS LLC
CRESTONE PEAK RESOURCES LP
CRESTONE PEAK RESOURCES MIDSTREAM LLC
CRESTONE PEAK RESOURCES OPERATING LLC
CRESTONE PEAK RESOURCES WATKINS HOLDINGS LLC
CRESTONE PEAK RESOURCES WATKINS MIDSTREAM LLC
EXTRACTION FINANCE CORP.
EXTRACTION OIL & GAS, INC.
FIFTH POCKET PRODUCTION, LLC
HIGHPOINT OPERATING CORPORATION
HIGHPOINT RESOURCES CORPORATION
HOLMES EASTERN COMPANY, LLC
MOUNTAINTOP MINERALS, LLC
NORTHWEST CORRIDOR HOLDINGS, LLC
RAPTOR CONDOR MERGER SUB 2, LLC
ROCKY MOUNTAIN INFRASTRUCTURE, LLC
TABLE MOUNTAIN RESOURCES, LLC
XOG SERVICES, LLC
XTR MIDSTREAM, LLC

By:	/s/ A. WADE PURSELL
Name: A. Wade Pursell
Title: Executive Vice President, Chief Financial
Officer and Treasurer

Signature Page to Second Supplemental Indenture (2031 Notes)

COMPUTERSHARE TRUST COMPANY, N.A.,
As Trustee

By:	/s/ SCOTT LITTLE
Name: Scott Little
Title: Vice President

Signature Page to Second Supplemental Indenture (2031 Notes)